                                                                       Exhibit 8

                                                      Notice of Withdrawal Right



                             [Date]
                             RE:  POL#:  1Z000001
[Name]                       INSUREDS:  [Names]
[Address]
                             PLAN:  VLSURV
                             PLANNED PREMIUM:  $
                             MODE: Semi-Annually
                             PLANNED ANNUAL
                             PREMIUM: $

Dear Policyholder:

Thank you for choosing New England Variable Life Insurance Company ("NEVLICO") for your variable life insurance benefits. All of us will work hard to make our relationship with you a long and satisfying one. We'd like to take this opportunity to point out certain features and rights under your policy in accordance with the requirements of the Securities and Exchange Commission ("SEC"). Please read this letter carefully and retain it and your policy with other important documents.

Zenith Survivorship Life's combination of insurance protection and investment flexibility should help you to achieve your financial goals and you should feel very good about your decision to buy a Zenith Survivorship Life policy. The benefits of this policy vary with the investment performance of the New England Variable Life Separate Account ("Separate Account"). The Separate Account and its investment options are described in the prospectus you received at the time of the sale.

If for any reason you are not comfortable with your purchase, you have the right to examine and return your policy for cancellation. Should you decide to cancel, we will refund all of your premium payments. The deadline for cancellation is the latest of:

     * 10 days after you received this policy
     * 45 days after you signed Part 1 of the Application
     * 10 days from the date of the postmark of this notice

In determining whether to exercise your right of withdrawal, you should consider among other things, the needs and other reasons that motivated you to purchase this policy, your ability to make premium payments and the deductions and charges under the policy.

The prospectus you received describes the charges and deductions from premium payments before amounts are allocated to the

Separate Account. They are a federal tax charge of 1%, a state premium tax charge of 2.5% and a sales charge of 9% of each premium. NEVLICO currently intends to waive the sales charge after the first fifteen policy years.

In addition, the prospectus describes certain charges that are deducted from the cash value each month, including the policy fee, administrative per thousand charge, minimum death benefit guarantee charge, cost of insurance charges (including any substandard extra charge) and any rider charges. The prospectus also describes charges that may be assessed upon surrender, partial surrender or face amount reduction.

If you decide to cancel your policy, please complete and sign the enclosed form and return it and your policy, as outlined in the instructions on the form, postmarked on or before the deadline described above.

Again, thank you for your business. We will do everything possible to demonstrate that your decision was the right one. Welcome to the New England family.

Sincerely Yours,



H. James Wilson
Secretary

Instructions

Please read carefully

--------------------------------------------------------------------------------

To the Contract Owner:

If, after reading the enclosed notice, you elect to return your contract for cancellation you must:

     1.  Sign and date the bottom of the form


     2.  Mail the form together with your contract (if received by you) to:

                    New England Variable Life Insurance Company
                    501 Boylston Street
                    Boston, Massachusetts 02117

     3. The post mark on the envelope must be on or before the latest date permitted for cancellation as described in the attached letter.


     4. Please check the box below if you have not received your contract when mailing this card.

--------------------------------------------------------------------------------

To:  New England Variable Life Insurance Company

Pursuant to the terms of the notice previously furnished me by New England Variable Life Insurance Company, I hereby return the contract numbered below for cancellation and request a full refund of the premium paid by me for the contract.


-------------------------                ---------------------------------------
Date                                     Signature of Contract Owner



                                         ---------------------------------------
                                         Contract Number


[_] I have not received the contract and should it be received, I will return it to New England Variable Life Insurance Company